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                                                                  EXHIBIT 10(n)


                              OPERATING AGREEMENT
                                      FOR
                             GENERAL AUTOMATION LLC
                      A DELAWARE LIMITED LIABILITY COMPANY

         This operating agreement ("Agreement"), is made as of May 22, 1995, by and between General Automation, Inc., a Delaware corporation ("GAI"), and SunRiver Data Systems, a Delaware corporation ("SunRiver") with reference to the following facts:

         A. On May 6, 1995, a Certificate of Formation for General Automation LLC ("GAL" or the "Company"), a limited liability company under the laws of the State of Delaware, was filed with the Delaware Secretary of State.

         B. The parties desire to adopt and approve an operating agreement for GAL.

         NOW, THEREFORE, the parties (hereinafter sometimes collectively referred to as the "Members" or individually as the "Member") by this Agreement set forth the operating agreement for GAL under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement.

                                   ARTICLE I
                                  DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

         1.1 "Act" shall mean the Delaware Limited Liability Company Act, codified in the Delaware Code Annotated, Section 18-101 et seq., as the same may be amended from time to time.

         1.2 "Articles" shall mean the Certificate of Formation for GAL originally filed with the Delaware Secretary of State and as amended from time to time.

         1.3 "Capital Account" shall mean with respect to any Member the capital account which GAL establishes and maintains for such Member pursuant to
Section 3.3.

         1.4 "Capital Contribution" shall mean the total value of cash and fair market value of property contributed and/or services rendered or to be rendered to GAL by Members.

         1.5 "Fiscal Year" shall mean GAL's fiscal year, which shall be the October 1st through September 30th.

         1.6 "GAI's PICK Business" consists of the distribution of PICK-based computer systems and software running GAI's version of the PICK System on various hardware platforms, including but not restricted to GAI's R91(R) version of the PICK System on GAI's manufactured 68040 based systems and its soon to be released Power95(R) version of PICK running on GAI badged AIX based hardware platforms supplied under OEM agreements by Groupe Bull, IBM, and Motorola marketed



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through dealers, distributors, original equipment manufacturers and value-
added resellers, and the maintenance and support of such systems under maintenance contracts and on "time and material" basis.

         1.7 "Majority Interest" shall mean one or more Percentage Interests of Members which taken together exceed fifty percent (50%) of the aggregate of all Percentage Interests.

         1.8 "Manager" shall mean one or more Managers. Specifically, "Manager" shall mean GAI, or any other persons that succeed it.

         1.9 "Member" shall mean each Person who (a) is an initial signatory to this Agreement, has been admitted to GAL as a Member in accordance with the Articles of this Agreement or is an assignee who has become a Member in accordance with Article VI and (b) has not resigned, withdrawn, been expelled or, if other than an individual, dissolved.

         1.10 "Membership Interest" shall mean a Member's entire interest in GAL including the right to vote on or participate in the management, and the right to receive information concerning the business and affairs of GAL.

         1.11 "Percentage Interest" shall mean the percentage of a Member set forth opposite the name of such Member under the column "Member's Percentage Interest" in Exhibit A hereto, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement. Percentage Interests shall be determined in accordance with the relative proportions of the Capital Accounts of the Members.

         1.12 "Software" shall mean executable programs and source code for all PICK like products of GAI and SunRiver, such as Mentor, Mentor PRO, Mentor Operating Environment, R91, R83, and Power95.

         1.13    "SunRiver's  PICK Business"   consists of  the distribution of
PICK-based computer systems and software running SunRiver's version of the PICK System on various hardware platforms (including but not restricted to SunRiver's Intel based product marketed under the trademark "ADDS Mentor(R)PRO" and SunRiver's Mentor Operating Environment (MO/E) operating system) through dealers, distributors, original equipment manufacturers and value-added resellers, and the maintenance and support of such systems under maintenance contracts and on "time and material" basis, all in substantially the form previously operated by the Applied Digital Data Systems, Inc. subsidiary of AT&T Global Information Solutions ("AT&T-GIS") , which was acquired by SunRiver in December 1994.

         1.14 "Significant Terminal VAR" Shall mean a _PICK dealer/VAR that also sells terminal products purchased from SunRiver into markets other than the "PICK" market and purchases more than 50 terminals per annum.





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                                   ARTICLE II
                             ORGANIZATIONAL MATTERS

         2.1 Formation. Pursuant to the Act, the Members have formed a Delaware limited liability company under the laws of the State of Delaware by filing the Articles with the Delaware Secretary of State and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the greatest extent permitted by the Act, the Agreement shall control.

         2.2     Name.  The name of the company shall be "General Automation
LLC."

         2.3 Term. The term of this Agreement shall be co-terminus with the period of durations of GAL provided in the Articles, unless extended or sooner terminated as hereinafter provided.

         2.4 Office and Agent. GAL shall continuously maintain an office and registered agent in the State of Delaware as required by the Act. The principal office of GAL shall be at 17731 Mitchell North, Irvine, California 92714. Such location could change, as GAI from time to time may determine, or the business of GAL may require. The registered agent shall be as stated in the Articles or as otherwise determined by the Manager.

         2.5 Purpose of GAL. The purpose of GAL is to engage in any lawful activity for which a limited liability company may be organized under the Act. Notwithstanding the foregoing, without the unanimous consent of the Members, GAL shall not engage in any business other than the following:

                 (a) to manage and operate GAI's PICK Business and SunRiver's PICK Business.

                 (b) the development, manufacturing, marketing, sale, distribution and service of information management environment products currently known as Mentor PRO, Mentor Operating Environment, R91, Power95 and future derivatives and enhanced versions of such products;

                 (c) the manufacture and/or integration, marketing, sale and distribution of hardware platforms using PICK software for use in the PICK marketplace provided by AT&T, Groupe BULL, IBM, Motorola, and others on various operating systems as may be determined by the management of GAL;

                 (d) to provide technical service and support for the company's products including: AT&T UNIX, AIX, and other operating systems as well as professional services for PICK application software worldwide; and

                 (e) such other activities directly related to the foregoing ("the Business") as may be necessary, advisable, or appropriate, in the reasonable opinion of the Manager to further the foregoing business.





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                                  ARTICLE III
                             CAPITAL CONTRIBUTIONS

         3.1 Initial Capital Contributions. Each Member shall contribute such amount as is set forth on Exhibit "A" as their initial Capital Contribution, which Exhibit "A" shall be revised to reflect any additional contributions contributed in accordance with Section 3.2.

         3.2 Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions. To the extent unanimously approved by the Members, the Members may be permitted to make additional Capital Contributions.

         3.3. Capital Accounts. GAL will maintain the capital accounts in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

         3.4 No Interest. No Member shall be entitled to receive any interest on their Capital Contributions.

                                   ARTICLE IV
         MAINTENANCE CONTRACTS, LEASES, DISTRIBUTORSHIPS, AND LICENSES

         4.1 Assignment of Maintenance Contracts. SunRiver and GAI shall retain their respective ownership of and the obligations under all their existing system maintenance contracts with their customers. SunRiver shall subcontract with GAL to provide all services required by SunRiver under these agreements, including call management, Technical Assistance Center support for software and hardware for SunRiver's customers. SunRiver shall pay GAL a monthly management fee equal to twenty percent (20 %) of the monthly charges to the customers under such maintenance contract for this service. GAL will use its best efforts to secure contracts from all SunRiver customers upon the expiration of the existing SunRiver maintenance contracts with such customers, and shall act as a re-seller of SunRiver supplied AT&T maintenance services as provided under the Master OEM Maintenance Agreement (the "AT&T Agreement") between SunRiver and AT&T Global Information Solutions Company (AT&T) dated December 9, 1994 to such customers until such time as GAL shall secure a direct maintenance agreement with AT&T, which GAL shall use its best effort to secure. GAL shall be responsible for renewal and billing of all new service contracts and renewals of existing contracts after closing and shall perform all activities consistent with the AT&T Agreement. The Manager hereby agrees to actively promote the Business of GAL, and SunRiver and GAI agree to cooperate with GAL to allow it to actively conduct its business and to expand the PICK market for current and future products.

         4.2 Lease of Capital Equipment. SunRiver shall rent or lease to GAL any existing capital equipment including, but not limited to, computers, terminals, modems, networks, and other devices used in the operation of the SunRiver PICK Businesses. The listing of all such equipment is contained on and Exhibit "B" attached hereto. SunRiver shall be compensated for such equipment lease at the rate of .0278 times the market value of such equipment per month for three (3) years after which time the capital equipment shall become the property of GAL.

         4.3 Distributorship. SunRiver hereby appoints GAL as a distributor and grants to GAL the exclusive right to market, distribute, sell, install, and support the terminal products of SunRiver to





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GAL's PICK customers and VARs except as st forth below.  SunRiver shall not sell terminal products to any GAL VARs which sell hardware and products which utilize the Pick Operating Systems or software that emulates the functions and features of the Pick Operating System but shall be authorized to sell terminal products to any "Significant Terminal VARs". GAL and SunRiver agree to execute a standard SunRiver distributor agreement substantially in the same form as Exhibit "C" attached. GAL shall exclusively sell SunRiver terminal products so long as GAL determines, in its reasonable judgment, that the SunRiver terminal products are both technically and financially competitive with similar terminal products.

         4.4 AT&T Agreements. Nothing in this agreement shall be considered to constitute an assignment of the AT&T Agreement. GAL shall take no actions in contravention of SunRiver's existing agreements with AT&T.

         4.5 PICK Systems Negotiations. SunRiver and GAI shall jointly engage in negotiations with PICK Systems, the goal of which shall be to secure an agreement between the parties to allow for the integration of the features of GAI's R91, Power95 and SunRiver's Mentor(R)PRO into Advanced PICK, for which a favorable license will be issued by PICK to GAI.

         4.6     Software Licenses.   Concurrent with the execution of this
agreement, GAI and SunRiver shall each enter into an Exclusive License Agreement with GAL substantially in the form attached as Exhibit "E" whereby each shall license its proprietary software version of the PICK Operating System to GAL to enable GAL to market and to sell such software in furtherance of the Business. GAL shall be further authorized to develop and enhance the software during the term of the Exclusive License Agreement. All such enhancement shall remain the property of GAL subject to the provisions of
Article IX and XI hereof.

         4.7 On-going Business Relationships: The parties agree that SunRiver and GAI will continue to work together to exploit the PICK marketplace and to explore combined purchases of materials, equipment, parts and services. GAL may elect to purchase from SunRiver certain continuing services including
(i) Marketing and marketing communications services; (ii) Software development;
(iii) facilities as may be required. GAL shall purchase such services from SunRiver prior to purchasing the same from a third party provided that the service is available from SunRiver at a commercially reasonable price and provides equivalent benefits. Such services shall be provided by SunRiver on a cost-plus ten (10) per cent basis.

                                   ARTICLE V
                           PURCHASE OF PRODUCTION AND
                            SPARE PARTS INVENTORIES

         5.1 Production Inventories. Both GAI and SunRiver shall retain ownership of their respective inventories of production Parts currently used to support their respective PICK businesses ("the Parts"). A complete listing of all spare Parts currently in inventory, with corresponding Part identification numbers and prices, is attached hereto as Exhibit "D", and incorporated herein by reference. GAL shall purchase such Parts as and when required to conduct the business on a cost plus eight percent (8%) basis. GAL shall purchase spare Parts from SunRiver prior to purchasing the same Parts from a third party providing the Part is available from SunRiver at a commercially competitive price. For a period of three (3) years following the date of this agreement GAL shall have a right of





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first refusal to purchase any of the Parts which SunRiver may offer to sell to any third party at a price equivalent to that offered to such third party. All Parts not acquired during such three (3) year period may be disposed of by SunRiver in any manner it so chooses.

                                   ARTICLE VI
                                    MEMBERS

         6.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of GAL, whether that liability or obligation arises in contract, tort, or otherwise.

         6.2 Admission of Additional Members. The Manager, with the unanimous approval of the Members, may admit to GAL additional Members. Any additional Members shall obtain Membership Interests and will participate in the management and distributions of GAL on such terms as are determined by the Manager and approved unanimously by the Members. Notwithstanding the foregoing, substitute Members may only be admitted in accordance with Article VII.

         6.3 Withdrawals or Resignations. Any Member may withdraw or resign as a Member at any time upon 180 days prior written notice to GAL. Such Member's Membership Interest will be subject to purchase and sale as provided in Article IX. The withdrawing Member is not entitled to a return of capital prior to dissolution. The withdrawing Member is entitled to receive distributions as otherwise provided for in this agreement until its capital is returned. Except as set forth in this agreement withdrawal of a Member will not result in a dissolution of GAL, if the Members agree to continue GAL.

         6.4 Remuneration to Members. Except as authorized in this Agreement, no Member is entitled to remuneration for acting in GAL business, subject to the entitlement of the Manager or Members winding up the affairs of GAL to reasonable compensation pursuant to Section 11.2.

         6.5 Members Are Not Agents. The management of GAL is vested in the Manager. No Member, acting solely in the capacity of a Member, is an agent of GAL nor can any Member in such capacity bind nor execute any instrument on behalf of GAL.

         6.6 Information. The Manager shall on request furnish a photocopy of the (a) Member list, (b) the Manager list, (c) the federal, state or local tax or informational returns, (d) the Articles of Organization and all amendments or (e) the Agreement and all amendments, correct as of the date of making the photocopy, to any Member, the representative of any Member, or the nominee of any Member.

         6.7 Permitted Actions by Members. At any meeting of Members duly called for that purpose, the Members may, by vote of the Members owning a Majority of all the Membership Interests, take all actions necessary to manage GAL, other than those set out below, which shall require unanimous approval of the Membership.

                 6.7.1 Appoint a Manager other than GAI except as specifically authorized by this agreement.





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                 6.7.2    Amend this Agreement.

                 6.7.3    Dissolve GAL.

                 6.7.4    Approve or disapprove the sale of the assets of GAL.

                 6.7.5 Approve Annual Business Plan. The members agree the plan will be formulated on or about September 30 of each year, and such plan will have monthly and quarterly projections of revenue.

                 6.7.6 Approve any financing or lien other than Accounts Receivable which encumbers the assets of GAL and which would be superior in priority to the payment of distributions to SunRiver.

         6.8     Meetings of Members.

                 A. Date, Time and Place of Meetings of Members: Secretary. Meetings of Members may be held as such date, time and place as the Manager may fix from time to time. The meeting must be held within the county the principal place of business is located. No annual or regular meetings of Members is required.

                 B. Power to Call Meetings. Meetings of the Members may be called by any Manager, or upon written demand of any Members for the purpose of addressing any matters on which the Members may vote.

                 C. Notice of Meeting. Written notice of a meeting of Members shall be sent or otherwise given to each Member not less that ten (10) nor more than thirty (30) days before the date of the meeting. the notice shall specify the place, date and hour of the meeting, and the general nature of the business to be transacted. No other business may be transacted at this meeting. When the meeting is called by other than a Manager and the notice is not given within twenty (20) days after the receipt of the request, the person entitled to call the meeting may give the notice.

                 D. Manner of Giving Notice: Affidavit of Notice. Notice of any meeting of Members shall be given either personally or by first-class mail or telegraphic or other written communication, charges prepaid, addressed to the Member at the address of that Member appearing on the books of GAL or given by the Member to GAL for the purpose of notice. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

                 E. Validity of Action. Any action approved at a meeting, other than by unanimous approval of those entitled to vote, shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

                 F. Quorum. The presence of the holders of a Majority Interest shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a





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quorum, if any action taken after loss of a quorum (other than adjournment) is approved by at least Members holding a Majority Interest.

                 G. Adjourned Meeting: Notice. Any Members' meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Membership Interests represented at that meeting.

                 H. Waiver of Notice or Consent. The actions taken at any meeting of Members however called and noticed, and whatever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the Members entitled to vote, who was not present signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with GAL records or made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting.

                 I. Action by Written Consent without a Meeting. Any action that may be taken at a meeting of Members may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to GAL by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. All consents shall be filed with the Manager shall be maintained in GAL records.

                                  ARTICLE VII
                         MANAGEMENT AND CONTROL OF GAL

         7.1 Management of GAL by Managers. The business and affairs of GAL shall be managed exclusively by GAI, except as otherwise set forth in this agreement. Except for situations in which a unanimous vote of the Members is expressly required by the Articles or this Agreement, GAI shall have full, complete and exclusive authority, power, and discretion to manage and control the business and affairs of GAL, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of GAL's business and affairs generally consistent with the approved Business Plan, which such Business Plan shall be prepared no less than annually and shall include but is not limited to an operating budget, marketing plan, sales goals and objectives, and product development plans.

         7.2 Managing Member's Powers and Duties. GAI shall, in management of GAL's affairs, have, subject to the laws of the State of Delaware, including without limitation, the following powers:

                 1. To employ from time to time at the expense of GAL, on such terms and for such compensation as the Manager may deemed reasonable, such persons as may be required for efficient maintenance and operation of GAL business, including accountants, attorneys, and others.





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                 2.  To pay all attorneys' fees and accountants' fees and other costs incurred in the formation of GAL and completion of all steps necessary for GAL to comply with all applicable laws.

                 3. To execute, acknowledge, and deliver any and all instruments in writing required to effectuate any of his other powers.

         7.3  Election of  Managers.

                 A. Number, Term, and Qualifications. GAL shall initially have one (1) Manager which shall be GAI. Unless the Manager resigns or is removed, the Manager shall hold office until a successor shall have been elected and qualified. Except as set forth herein, the Manager shall be elected by the unanimous vote or written consent of the Members. A Manager need not be a Member.

                 B. Resignation. If GAI should resign as Manager, SunRiver shall have the option of becoming Manager without the requirement of the unanimous vote of the Members, and GAL shall continue to be governed as set herein. Should SunRiver not exercise its right to become Manager and the Members are unable to agree on a suitable Manager then GAL shall be dissolved as set out in Article 8 hereof.

                 C.  Removal.   Except as set forth below the Manager may be
removed at any time, with or without cause, by the affirmative vote of Members holding a Majority Interest at a meeting called expressly for that purpose, or by the written consent of the Members holding a Majority Interest. Any removal shall be without prejudice to the rights, if any, of the Manager under any agreement and, if the Manger is also a Member, shall not affect the Manager's rights as a Member or constitute a withdrawal of a Member. Notwithstanding the foregoing, if SunRiver becomes the Manager under any of the provisions provided for such appointment, except as set forth in Article XIII, SunRiver may not be removed without the unanimous vote of the Members.

         7.4 Management Committee. GAL shall have a management committee that consists of five (5) individuals, at least three (3) of which shall be selected by GAI and two (2) of which may be selected by SunRiver, at SunRiver's discretion. The management committee will have no authority over the Manager and its decisions, but will serve to advise and consult with the Manager on an as needed basis but no less than once per month.

         7.5 Members have No Managerial Authority. The Members shall have no power to participate in the management of GAL except as expressly authorized by this Agreement or the Articles and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by a Manager, no Member shall have any power or authority to bind or act on behalf of GAL in any way, to pledge its credit, or to render it liable for any purpose.

         7.6 Performance of Duties: Liability of Managers. A Manager shall not be liable to GAL or to any Member for any loss or damage sustained by GAL or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager. The Manager shall perform its Managerial duties in good faith, in a manner they reasonably believe to be in the best interests of GAL and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of Manager shall not have any liability by reason of being or having been a Manager of GAL.





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         7.7   Devotion of Time.  The Manager is not obligated to devote all of their time or business efforts to the affairs of GAL. The Manager shall devote whatever time, effort, and skill as they deem appropriate for the operation of GAL.

         7.8 Competing Activities. The Members, their officers, directors, shareholders, partners, Members, Managers, agents, or employees may engage or invest in, independently or with others, any business activity of any type or description, except those which directly or indirectly compete with GAL or the Business. Neither GAL nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. The Manager and the Members shall not be obligated to present any investment opportunity or prospective economic advantage to GAL, even if the opportunity is of the character that, if presented to GAL, could be taken by GAL.

         7.9 Transaction between GAL and Managers. Notwithstanding that it may constitute a conflict of interest, the Manager may, engage in any transaction with GAL so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction are fair and reasonable to GAL and are on terms not less favorable to GAL then can be secured from arms-length third parties.

         7.10 Payments to Managers. Except a specified in this Agreement, GAI is not entitled to remuneration for services rendered to GAL. GAI and their affiliates shall receive only the following payments:

                 A. Management Fee. GAI's sole compensation will be to receive cash distributions as provided for in Section 8.1.

                 B. Expenses. GAL shall reimburse the Manager for the actual cost of goods and materials used for or by GAL. GAL shall also pay or reimburse the Manager for organizational expenses (including, without limitation, legal and accounting fees and costs) incurred to form GAL and prepare the Articles and this Agreement.

                                  ARTICLE VIII
          ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

         8.1a    The Members shall distribute cash and allocate profit or loss as described below. SunRiver shall receive cash distributions equal to a percentage of the "Net Revenues" of the combined Business for each preceding month as set forth below. Solely for the purposes of this Agreement, "Net Revenues" shall be monthly gross revenues from the Businesses, less credits, returns, sales taxes and duties, packaging, prepaid and billed freight charges on customer shipments, and all other related pass through charges. No deduction shall be made for the costs of goods, operating expenses, and other expenses of GAL in determining net revenues. GAI will receive all other cash distributions, if any, not paid to SunRiver. Except as set forth in Paragraph 8.1b the amount of "net revenue" paid monthly to SunRiver, for the first 60 months from the date hereof, will be as follows:

                 Months 1-12   -- 12%              Months 12-24 -- 10%
                 Months 24-36  --  9%              Months 36-48  --  8%
                 Months 48-60 --  7%





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The monthly cash distributions to SunRiver required under this Paragraph 8.1 or as may be modified under Paragraph 8.1(b) (hereinafter the "SunRiver Distributions") shall be made to SunRiver no later than thirty (30) business days after the close of the month and shall be paid without reference to the profits of GAL or whether GAL is profitable for any period or any year. In the event such payments are not made by GAL to SunRiver in a timely fashion, SunRiver shall have all the rights of a creditor under the law plus the rights set forth in Article X of this Agreement. The SunRiver Distributions provided for hereunder are in addition to the other payments required under this agreement including Paragraphs 4.2 and 5.1 or as may be modified under Paragraph 8.1(b).

         8.1b    Revenue Forecast.  If during the any three (3) month period of the twelve (12) month period following the date of this Agreement the actual net revenue generated by the Business falls below 85% of that net revenue which is established by the approved Business Plan for that period, then the following modifications to the distribution procedures of Paragraph 8.1 shall apply as follows:

                 A. If the revenue deficiency during any such three (3) months during the twelve (12) month period from the date hereof results in all or part from actual revenues from former SunRiver customers being less than the revenue which is forecast for the period by the Business Plan from those customers, and, if such deficit is equal to or greater than 15% of the total projected net revenue in the Business Plan, from all sources, then the percentage of net revenue paid to SunRiver shall be reduced from 12% to 10.5% for such period, the remainder of the twelve (12) month period commencing from the date hereof.

                 B. Conversely, if the revenue deficiency during any such three
(3) months during the twelve (12) month period from the date hereof results in all or part from actual revenue from GAI customers being less than that revenue which is forecast for the period by the Business Plan from those customers, and if such deficit is equal to or greater than 15% of the total projected net revenue in the Business Plan, from all sources, then the percentage of net revenue paid to SunRiver shall be increased from 12% to 13.5% for the remainder of the twelve (12) month period commencing from the date hereof.

Provided however that in no event shall the distribution of net revenue to SunRiver during the first twelve (12) months following the execution of this Agreement be less than $2.9 million, regardless of the actual net revenue generated by the Business from either of GAI's or SunRiver's customer base. Moreover, neither of the above paragraphs will apply if both paragraphs are applicable.

         8.2 Profits. After giving effect to the special allocations set forth in Paragraph 8.4, Profits with respect to any Fiscal Year shall be allocated to the Members as follows:

                 (a) First, to the Members until the cumulative profits allocated pursuant to this Paragraph 8.2 (a) are equal to the cumulative Losses allocated to the Members pursuant to Paragraph 8.3 (b)(ii) for all prior Fiscal Years;

                 (b) Second, to the Members until the cumulative profits allocated pursuant to this Paragraph 8.2 (b) are equal to the cumulative Losses allocated to the Members pursuant to Paragraph 8.3(b)(i) and Paragraph 8.3(ii) for all prior Fiscal Years;

                 (c) Third , to SunRiver in an amount equal to the SunRiver Distributions paid to it from the inception of the Partnership and to date and which have not been subject to a profits allocation under this Paragraph 8.2; and

                 (d)  the balance, if any, to GAI.

Distribution to the Members will be made within thirty (30) days following the close of the month. The Members acknowledge that year end adjustments may be made on Monthly payments.

         8.3     Losses.     After giving effect to the special allocations set
forth in Paragraph 8.4, losses with respect to any Fiscal Year shall be allocated to the Members as follows:

                 (a)      99 percent to GAI and 1 percent to SunRiver;

                 (b) Losses allocated to any Member with respect to any Fiscal year shall not exceed the maximum amount of Losses that may be so allocated without causing such Member to have a Negative Capital Account at the end of such year. All Losses in excess of the limitation set forth in this Paragraph 8.2(c) shall be allocated:

                          (i)     First, to the Members who will not be subject
to this limitation to the extent possible until such Members become subject to this limitation; and

                          (ii)    Second, any remaining amount to the Members
pro rata in accordance with their aggregate Percentage Interests, unless otherwise required by the Code or Treasury Regulations.

         8.4     Special Allocations.

                 (a) Qualified Income Offset. Subject to paragraph (6) below, notwithstanding anything herein to the contrary, but only if required by Treasury Regulation section 1.704-1(b) in order for the allocations provided for herein to be considered to have substantial economic effect or to be deemed to be in accordance with the Members' interests in the Company, if in any Fiscal Year, a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation section 1.704-1(b) (2) (ii) (d)
(4), (5) or (6), and such adjustment, allocation or distribution causes or increases a Negative Capital Account such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. This paragraph is intended to comply with Treasury Regulation section 1.704-1(b) (2) (ii) (d) and shall be interpreted consistently therewith.

                 (b) Minimum Gain Charge Back. Notwithstanding any other provision of this Article 8, if there is a net decrease in Company Minimum Gain (as defined in the Treasury Regulations under Section 704 of the code) during any Fiscal Year, each Member shall, subject to the exception provided in Treasury Regulation section 1.704-2(f), be allocated items of income and gain for such year an amount equal to such Member's share of the net decrease in Company Minimum gain within the meaning of Treasury Regulation section 1.704-2(g) (2). To the extent that Paragraph 8.4 is inconsistent with Treasury Regulation sections 1.704-2(f) or 1.704-2(b) or incomplete with respect to such Treasury Regulations, the Minimum Gain Charge back provided for herein shall be applied and interpreted in accordance with such Regulations.

                 (c) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members as described in Paragraph 8.3(b)(ii).

                 (d) Curative Allocations. Special allocations of items of income or gain, allocations of Losses, allocations pursuant to Paragraph 8.4 and any other allocations may not be consistent with the manner in which the Members intend to divide the Company Profits, Losses, Nonrecourse Deductions, gain and similar items. Accordingly, Profits, Losses, Nonrecourse Deductions, and other items shall be allocated subsequent to any such special allocations among the Members consistent with Treasury Regulation section 1.704-1(b) and 1.704-2 so as to prevent such special allocations from distorting the manner in which overall Company Profits, Losses and Nonrecourse Deductions are intended to be allocated among the Members. In general, the Members and the Company anticipate and agree that this will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction among the Members in the current year or subsequent years so that the net amount of such special or other unintended allocations to each Member is zero after taking into account present value concepts.

                 (e) Member Nonrecourse Deduction and Member Minimum Gain Charge back.

                          (i)     Member Nonrecourse Deductions.  Any Member
Nonrecourse Deductions (as defined in the Treasury Regulations under Section 704 of the code) for any fiscal year or other period shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation sections 1.704-2(i) and 1.704-2(k) and Member Minimum Gain Chargeable arising from any decrease in Member Minimum Gain shall be allocated to the Member as required by Treasury Regulation section 1.704-2(i).

                          (ii)    Member Minimum Gain Charge back.  If there is
a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year; within the meaning of Treasury Regulation sections 1.704-2(i) (3) and 1.704-2(k), each Member who, as of the beginning of such year, has a share of the Member Minimum gain attributable to such Member Nonrecourse Debt, determined in accordance with treasury Regulation section 1.704-2(i) (5) and 1.704-2(k), shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to the greater of (A) such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt, or (B) the Negative Capital Account of such Member as of the end of such year, determined before taking into account any allocation of Company income, gain, loss, deduction or Code section 705(a) (2) (B) expenditure for such year equal to that Member's share of the net decrease in the Member Minimum Gain, determined in a manner consistent with Treasury Regulation section 1.704-2(g) (2). to the extent that this Section 8.4(ii) is inconsistent with Treasury Regulation section 1.704-2(i) or 1.704-2(k) or incomplete with respect to such Treasury Regulation, the Member Minimum gain chargeable provided for herein shall be applied and interpreted in accordance with such regulation.

         8.5 Allocation of Credits. All tax credits shall be allocated among the Members in accordance with their Percentage Interests or in accordance with applicable provisions of the Code or Treasury Regulation to the extent any such provision is inconsistent with such allocation.

         8.6 Tax Allocations. Except to the extent otherwise required by the Code and Regulations, the "traditional" methods provided for the Treasury Regulations Section 1.704.3(b) shall apply to all tax allocations governed by
Section 704(c) and all reverse 704(c) allocations.

         8.7 Change in Members' Interest. In the event there is any change in the members' percentage Interests in the Company during any Fiscal Year, Profits, Losses or Nonrecourse Deductions shall be allocated among the Members in accordance with their Percentage Interests from time to time during such Fiscal Year in accordance with Code section 706, using any convention permitted by law and selected by the Manager in its sole discretion.

         8.8 Notwithstanding anything contained in this Agreement to the contrary, each of SunRiver and GAI will be allocated not less than one percent of GAL's income and loss in every tax year.

         8.9 On the fifth anniversary of the date hereof, the allocations provided for herein will be amended as agreed by GAI and SunRiver, consistent with the new Agreement among the Members.

         8.10 Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of Company income and loss for income tax purposes which income and loss will be determined under the relevant provisions of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE IX
                      TRANSFER AND ASSIGNMENT OF INTERESTS

         9.1 Transfer and Assignment of Interests. No Member shall be entitled to transfer assign, convey, sell, encumber, or in any way alienate all or any part of his or her Membership Interest except with the prior written consent of all of the other Members, which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement or the Act), as the other Members may determine in their sole discretion. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement.

         9.2 Substitution of Members. A transferee of a Membership Interest shall have the right to become a substitute Member only if the requirements of
Section VI are met, and such transferee executes an instrument satisfactory to GAL accepting and adopting the terms and provisions of this Agreement. The admission of a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to GAL.

         9.3 Right of First Refusal. Each time a Member proposes to transfer, assign, convey, sell, encumber or in any way alienate all or any part of his or her Membership Interest (or as required by operation of law or other involuntary transfer to do so) such Member shall first offer such Membership Interest to GAL and the non-transferring Members in accordance with the following provisions:

                 A. Such Member shall deliver a written notice to GAL and the other Members stating (i) such Member's bona fide intention to transfer such Membership Interest, (ii) the name and address of the proposed transferee,
(iii) the Membership Interest to be transferred, and (iv) the purchase price in terms of payment for which the Member proposes to transfer such Membership Interest.

                 B. Within thirty (30) days after receipt of the notice, each non-transferring Member shall notify the Manager in writing of his or her desire to purchase a portion of the Membership Interest being so transferred. The failure of any Member to submit a notice within the applicable period shall constitute an election on the part of that Member not to purchase any of the Membership Interest which may be so transferred. Each Member so electing to purchase shall be entitled to purchase a portion of such Membership Interest in the same proportion that the Percentage Interest of such Member bears to the Membership Interest of all Members who so elect. In the event any Member elects to purchase none or less than all of his or her pro rata share of such Membership Interest, the other Members can elect to purchase more than their pro rata share. If such Members fail to purchase the entire Membership Interest being transferred, GAL may purchase any remaining share of such Membership Interest.

                 C.  Within ninety (90) days after the notice described in
Section 9.3, GAL and the Members electing to purchase such Membership Interest shall have the first right to purchase or obtain such Membership Interest upon the price and terms of payment designated in such notice. If such notice provides for the payment of non-cash consideration such payment shall nonetheless be made in cash based on a good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Members who are purchasing such Membership Interest.

                 D. If GAL or the other Members elect not to purchase all of the Membership Interest designated in the notice described in Paragraph 9.3A, then the transferring Member may transfer the Membership Interest described in the notice to the proposed transferee, providing such transfer (i) is completed within thirty (30) days after the expiration of GAL's and the other Members' right to purchase such Membership Interest, (ii) is made on terms no less favorable to the transferring Member than as designated in the notice, and (iii) the requirements of Sections 9.1, and 9.2 are met. If such Membership Interest is not so transferred, the transferring Member must give notice in accordance with this Section prior to any other or subsequent transfer of such Membership Interest.

         9.4 Purchase by GAI. Upon the earlier of the expiration of equity sixty (60) months from the date of this Agreement or the withdrawal of SunRiver as a Member, GAI shall have the option to purchase SunRiver's Membership Interest in GAL for common stock in GAI equal to nine percent (9%) of each class of GAI's then outstanding capital stock. GAI shall, within ninety (90) days following the happening of one of the above trigger events, notify SunRiver of its intention to acquire SunRiver's Membership Interest. Within thirty (30) days following such notice, if any, GAI shall issue and deliver to SunRiver shares of stock in GAI equal to nine percent (9%) each class of GAI's then outstanding capital stock. Upon issuance of such common stock to SunRiver GAI shall immediately proceed to register such shares under and in accordance with the Securities Act of 1933 and the regulations promulgated thereunder. Such shares shall be granted protection from dilution to the extent that GAI under SEC regulations can so grant. In the event that GAI purchases SunRiver's Membership Interest pursuant to this Paragraph 9.4, then GAL or GAI shall retain ownership of any intellectual property, software , or other products developed by GAL and, at SunRiver's request, shall grant SunRiver a "favored nation" right to license and sell any such intellectual property, software or other products owned or developed by GAL. If GAI does not elect to purchase SunRiver's Membership Interest, then the parties will negotiate in good faith to determine SunRiver's future profit sharing percentages and its rights to distribution of future revenue.

                                   ARTICLE X
                   ACCOUNTING, RECORDS, REPORTING BY MEMBERS

         10.1 Books and Records. The books and records of GAL shall be kept, and the results of its operations recorded, in accordance with the accounting methods followed for generally accepted accounting principles. GAL shall maintain at its principal office in California all of the following:

                 A. A current list of the full name and last known business or residence address of each Member, together with the Capital Contributions, Capital Account and Percentage Interest of each Member;

                 B. A current list of the full name and business or residence address of each Member;

                 C. A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or may amendments thereto have been executed;

                 D. Copies of GAL's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

                 E. A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

                 F. Copies of the financial statements of GAL, if any, for the six (6) most recent Fiscal Years; and

                 G. GAL's books and records as they relate to the internal affairs of GAL for at least the current and past four (4) Fiscal Years.

         10.2 Delivery to Members and Inspection.

                 A. Upon the request of any Member for purposes reasonably related to the interest of that Member the Manager shall promptly deliver to the requesting Member at the expense of GAL, a copy of the information required to be maintained by Section s 10.1, A, B and D, and a copy of this Agreement.

                 B. Each Member and Manager has the right, upon reasonable request for purposes reasonably related to the interest of the Member, to:

                          (i)  inspect and copy during normal business hours
any of GAL records described in Section 10.1A through G; and

                          (ii) obtain from the Manager, promptly after their
becoming available, a copy of GAL's federal, state, and local income tax or information returns for each Fiscal Year.

                 C. The Manager shall promptly furnish to a Member a copy of any amendment to the Articles or this Agreement.

         10.3 Financial  Statements.

                 A. The Manager shall cause monthly, quarterly, and annual reports to be sent to each of the Members not later than the earlier of (i) 60 days after the close of the Fiscal Quarter and Fiscal Year and twenty (20) days after the end of the month and (ii) such time to allow each Member to incorporate such information in their respective 10Q and 10K SEC filings as required or as otherwise agreed by the Members. The reports shall contain a balance sheet as of the end of the Fiscal Quarter and Year and an income statement and statement of changes in financial position for the Fiscal Quarter and Year. Annual Reports shall be audited by the GAL's accountants.

                 B. The Manager shall cause to be prepared at least annually, at Company expense, information necessary for the preparation for the Member's federal and state income tax returns. The Manager shall send or cause to be sent to each Member within sixty (60) days after the end of each taxable year such information as is necessary to complete federal and state income tax returns.

         10.4 Filings. The Manager, at Company expense, shall cause the income tax returns for GAL to be prepared and timely filed with the appropriate authorities.

         10.5 Bank Accounts. The Manager shall maintain the funds of GAL in one or more separate bank accounts in the name of GAL, and shall not permit the funds of GAL to be commingled in any fashion with the funds of any other person or entity.

         10.6 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely upon the advise of their accountants as to whether such decisions are in accordance with accounting methods followed for generally accepted accounting principles. The Merger may cause GAL to make whatever elections GAL may take under the Code and Regulations including the election referred to in Section 754 of the Code to Adjust the Basis of Company Assets.

         10.7 Tax Matters Partner The Manager will designate a member to act on behalf of GAL as the "tax matters partner" within the meaning of Section 623(a)(7) of the Code.

                                   ARTICLE XI
                           DISSOLUTION AND WINDING UP

         11.1 Dissolution. GAL shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

                 A. Upon the happening of any event of dissolution specified in the Articles;

                 B.  Upon the entry of a decree of judicial dissolution;

                 C.  Upon the mutual assent of Members;

                 D.  Upon the "Bankruptcy " of one of the Members.

                 E.  The sale of all or substantial all of the assets of GAL; or

                 F.  Twenty  (20) years from the date of this Agreement.

For the purposes of this Agreement, "Bankruptcy" shall mean: (a) the filing of an application by a Member for, or consent to, the appointment of a trustee, receiver, or custodian of its other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, (c) the making by a Member of a general assignment for the benefit creditors; or (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within (90) days.

         11.2 Winding Up. Upon the occurrence of any event specified in Paragraph 11.3 of this agreement, GAL shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The non-bankrupt Member shall be responsible for overseeing the winding up and liquidation of GAL, shall take full account of the liabilities of GAL and shall either cause its assets to be sold or distributed in each case subject to Paragaph 11.3, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to extent sufficient therefore, to be applied and distributed as provided in Section 10.5 . The Member responsible for winding up GAL shall be entitled to reasonable compensation for such services.

         11.3 Software License: Should the dissolution of GAL occur for any reason, other than the purchase of SunRiver's Membership Interest by GAI, both GAI and SunRiver shall have a unrestricted, royalty free license, to all software and other intellectual properties owned or developed by GAL.

         11.4 Distributions in Kind Any non-cash asset distributed to one or more Member shall first be valued at its fair market value to determine the Net Profit or Net Loss that would have resulted if such asset were sold for such value. The amount distributed and charged to the Capital Account of each Member achieving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Manager or by the Members or, if any

Member objects, by an independent appraiser selected by the Manager or liquidating trustee and approved by the Members.

         11.5 Order of Payment of Liabilities Upon Dissolution. After determining that all known debts and liabilities of GAL including, without limitation, debts and liabilities to Members who are creditors of GAL, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with their positive Capital Account balances, after taking into account income and loss for GAL's taxable year during which liquidation occurs. Such liquidating distributions shall be made by the end of GAL's taxable year in which GAL is liquidated, or if later, within ninety (90) days after the date of such liquidation.

         11.6 Limitations on Payments made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely at the assets of Company for the return of his or her positive Capital Account balance and shall have no recourse for his or her Capital Contribution and/or share of Net Profits (upon dissolution or otherwise) against the Manager or any other Member.

         11.7 Certificate of Cancellation. GAI shall cause to be filed in the office of, and on a form prescribed by, the Delaware Secretary of State, a certificate of cancellation of the Articles upon the completion of the winding up of the affairs of GAL.

         11.8 No Action for Dissolution. Except expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of GAL if any Member should bring an action in court to dissolve GAL under circumstances where dissolution is not required by Section 11.1.

                                  ARTICLE XII
                                INDEMNIFICATION

         12.1 Indemnification of Agents. GAL shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, Manager, officer, employee or other agent of GAL or that, being or having been such a Member, Manager, officer, employee or agent, to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The Manager shall be authorized, on behalf of GAL, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by GAL hereunder, upon such terms and conditions as the Manager deem appropriate in their business judgment.

                                  ARTICLE XIII
                              SUNRIVER AS MANAGER

         13.1 SunRiver as Joint Manager. The Members acknowledge that although GAI has been designated to act as the sole Manager of GAL pursuant to Paragraph 7.3A and holds a majority ownership position in GAL. Under certain circumstances, listed below, SunRiver may appoint a Manager to join with GAI to manage the Business and the affairs of GAL.

                 A. Should GAL fail to achieve the revenue projections established in the Business Plan for three (3) consecutive months during it's fiscal year starting October 1, 1995 through September 30, 1996 , as reported pursuant to Paragraph 10.3.

                 B. Should GAL fail to achieve the net profit established in the Business Plan for six (6) consecutive monthly periods, when taken cumulatively, starting October 1, 1995, as reported pursuant to Paragraph 10.3.

                 C. Should GAL fail to report any profit for two (2) consecutive quarterly periods when taken cumulatively, starting October 1, 1995, as reported pursuant to Paragraph 10.3.

Upon the occurrence of any of such events, SunRiver shall give written notice to GAI of SunRiver's intent to exercise its option as joint Manager, and GAI shall have thirty (30) days to cure the failure in the performance of GAL or, if it is unable to do so, SunRiver shall immediately be appointed as a Manager and all control of GAL shall thereafter require the joint affirmation of both GAI and SunRiver until such time as one of the Managers shall either be replaced, resign, or SunRiver shall sell its Membership to GAI.

         13.2 SunRiver as Manager. Anything in this Agreement to the contrary notwithstanding, SunRiver may replace GAI as the Manager with complete control over the Business and affairs of GAL upon the occurrence of one or more of the following events:

                 A.  The Bankruptcy of GAI.

                 B. GAL fails or is unable to make a required distribution of net revenue to SunRiver when such payment is due.

                 C. GAL should violate any of the covenants contained in this Agreement pertaining to SunRiver and fails to remedy such violation with-in sixty (60) days following receipt of written notice of such violation from SunRiver.

Following the appointment of SunRiver or any successor Manager as Manager the provisions of this Article 13 concerning the replacement of the Manager shall thereafter apply to SunRiver or any successor Manger, except that the applicable test periods will begin the month after SunRiver becomes Manager.

                                  ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

         14.1 Entire Agreement and Severability Provisions. This Agreement constitutes the entire understanding and agreement between GAI, SunRiver, and GAL, and supersedes any and all prior, contemporaneous oral or written communications relating to the subject matter hereof, all of which are merged herein. This Agreement can only be modified, amended, or altered by an instrument in writing, mutually signed by the parties hereto. Such amendment shall be binding with or without any additional consideration. If any provision of this Agreement is held unenforceable, said holding shall not be deemed to impair the validity of the remaining provisions of the Agreement which shall remain in full force and effect.

         14.2 Waiver. No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective, except pursuant to written instrument signed by the party or parties waiving compliance. This waiver shall be effective only in the specific instance and the specific purpose stated.

         14.3 Governing Law and Choice of Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware applicable to contracts wholly executed and wholly performed therein. The parties agree that, and hereby submit themselves to, the exclusive jurisdiction and venue for the purposes of resolving any action or proceeding brought by either party against the other arising out of or related to this Agreement shall be brought only in a state or federal court of competent jurisdiction located in the County of Orange, California.

         14.4 Attorney's Fees. The prevailing party in any action or proceeding between Independent and International arising out of or related to this Agreement shall be entitled to recover its reasonable attorney's fees and costs incurred in connection therewith.

         14.5 Notices. All notices, requests, demands and other communications required under this Agreement shall be deemed duly given to the respective parties at the addresses first set forth above or at such other addresses as designated in writing by either party in accordance with this Section upon (a) personal delivery, or (b) delivery by U.S. mail, postage pre-paid, or (c) receipt by the transmitting party of confirmation or answer back if delivery is by telex, telegram or facsimile.

         14.6 Press Releases and Public Announcements: SunRiver and GAI agree that no press releases or public announcements of any kind shall be made regarding this Agreement and during the transition period without the mutual approval of both parties and further agree to instruct their respective employees to respect the confidentiality of the proposed agreement until such time that a public announcement is released.

         14.7 Expenses: Except as indicated in the foregoing each party will pay its own expenses in connection with the completion of the transactions contemplated hereby.

EXECUTED as of the date first written above.

SUNRIVER DATA SYSTEMS, INC.                     GENERAL AUTOMATION LLC

By: /s/ Geral Youngblood                        By:  /s/ R.D. Bagby
    --------------------                             ------------------
Title:  President & CFO                         Title:  President & CEO
        ----------------                                ---------------




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


                                  EXHIBIT "A"

                  CAPITAL ACCOUNT AND MEMBER PERCENT INTEREST




INITIAL CAPITAL CONTRIBUTION              MEMBER PERCENT INTEREST
- ----------------------------              -----------------------
SunRiver            $ 980.00                         49%
- --------

GAI                 $1000.00                         51%
- ---





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